FOR IMMEDIATE RELEASE
AMEX: WOC

Wilshire Enterprises, Inc. Announces Results of Stockholder Vote

Company's Nominees Are Elected to the Board of Directors by Substantial Majorities; Stockholders Overwhelmingly Reject Dissident's Proposal

NEWARK, N.J., July 24, 2007 - Wilshire Enterprises, Inc. ("Wilshire" or the "Company") (Amex: WOC) today announced the final results of the stockholder vote for the nominees to the Board of Directors and other matters held at the Annual Meeting of Stockholders on July 19, 2007.

Stockholders elected the Company's nominees, Ernest Wachtel and W. Martin Willschick, to the Board of Directors by substantial majorities. Stockholders also overwhelmingly rejected a dissident stockholder's proposal to conduct an auction to sell the Company to the highest bidder.

"We are pleased by our stockholders' resounding vote of confidence in our value maximization strategy and in management's ability to continue implementing the strategy effectively," said Chairman and Chief Executive Officer Sherry Wilzig Izak.

"We worked hard during the past year to reposition our portfolio in anticipation of a transaction involving our Company, including the sale for more than $7 million of certain non-core properties and the upgrading of a number of core properties. We are pleased to report that the orderly process we have launched to sell our business is now well advanced. Preliminary bids have been received, and due diligence reviews have begun."

"Our stockholders clearly support our decision to seek a negotiated transaction by broadly marketing the company with the assistance of an experienced real estate investment banking team. We believe that this approach has the best chance of resulting in maximum value for all of our stockholders,” Izak added.

About Wilshire Enterprises
Wilshire is engaged primarily in the ownership and management of real estate investments in Arizona, Florida, Texas and New Jersey. Wilshire’s portfolio of properties includes 5 rental apartment properties with 950 units, 15 condominium units, 4 buildings with 231,000 square feet of office and retail space and slightly over 18 acres of land.

FORWARD-LOOKING STATEMENT:
The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to several risks and uncertainties that could cause actual results to differ materially from such statements. Such risks and uncertainties include the impact of market, economic and competitive conditions on the Company and others, and the difficulty of predicting the outcome of the process that the Company is pursuing with its investment banker, as well as other risks and uncertainties disclosed in the Company's 2006 Form 10-K filed with the Securities and Exchange Commission. There can be no assurance that the exploration of strategic alternatives will result in any transactions.

Company Contact: Sherry Wilzig Izak, Chairman, 201-420-2796
Agency Contact: Neil Berkman, Berkman Associates, 310-826-5051